Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the capital stock of CoreSite Realty Corporation.   This description of the terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland General Corporation Law, or the MGCL, and our charter and bylaws.  For purposes of this exhibit, references to “we,” “our,” “us” and “our company” refer to CoreSite Realty Corporation.

Common Stock

General.  Our charter provides that we may issue up to 100,000,000 shares of common stock, par value $0.01 per share, or common stock.  Our charter authorizes our board of directors, with the approval of a majority of the entire board and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of authorized shares of stock of any class or series.  As of December 31, 2019, there were 37,701,042 shares of our common stock issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power.  There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, and have no preemptive rights to subscribe for any of our securities.  Our charter provides that stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights.  Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless such action is advised by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.  Under the MGCL, the term “substantially all of the company’s assets” is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction.  Our charter provides that the foregoing items may be approved by a majority of all the votes entitled to be cast on the matter.  However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons, including a subsidiary, if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.  In addition, operating assets may be held by a corporation’s subsidiaries, as in our situation, and these subsidiaries may be able to transfer all or substantially all of such assets without a vote of the parent corporation’s stockholders.

Our charter authorizes our board of directors, without stockholder approval, to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common Stock.  We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock of any class or series, to cause us to issue additional authorized but unissued shares of our common stock and to classify or reclassify unissued shares of our common stock into other classes or series of stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.  The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.  Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer.  To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or REITs, for U.S. federal income tax purposes, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our common stock.  See “Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar.  The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

General.  Our charter provides that we may issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, or preferred stock.  Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action of our stockholders, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of authorized shares of any class or series.  Under Maryland law, stockholders are generally not personally liable for our debts or obligations solely as a result of their status as stockholders.  As of December 31, 2019 and the date hereof, we have no outstanding shares of preferred stock.

Our charter authorizes our board of directors to classify and reclassify from time to time any unissued shares of preferred stock into other classes or series of stock.  Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to establish the number of shares in each class or series and to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.  The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of our common stock.  Our board of directors could establish a series of preferred stock that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common stock or otherwise be in the best interest of the holders thereof.  The specific terms of a particular class or series of preferred stock will be described in a prospectus, prospectus supplement or other offering material relating to that class or series.

Power to Increase Authorized Stock and Issue Additional Shares of Our Preferred Stock.  We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to cause us to issue additional authorized but unissued shares of our preferred stock and to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.  The additional classes or series will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer.  To assist us in complying with certain federal income tax requirements applicable to REITs, among other purposes, we have adopted certain restrictions relating to the ownership and transfer of our stock.  See “Restrictions on Ownership and Transfer.”

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.  Also, not more than 50% in value of our shares of stock outstanding may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities during the last half of a taxable year other than the first year for which an election to be treated as a REIT has been made.

In addition, if we, or one or more owners of 10% or more of our stock, actually or constructively owns 10% or more of a customer or a customer of any partnership in which we are a partner, the rent received by us either directly or through any such partnership from such customer generally will not be qualifying income for purposes of the REIT gross income tests of the Code.

The constructive ownership rules under the Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity.  As a result, the acquisition of less than 9.8% of the common stock, preferred stock or capital stock or the acquisition or ownership of an interest in an entity that owns, actually or constructively, common stock, preferred stock or capital stock, by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding common stock, preferred stock or capital stock and thus subject such common stock, preferred stock or capital stock to the remedy provision under the ownership limits.

Our charter contains restrictions on the ownership and transfer of any shares of our common stock and capital stock that are intended, among other purposes, to assist us in complying with these requirements and continuing to qualify as a REIT.  The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or the common stock ownership limit, or 9.8% (in value) of the aggregate of the outstanding shares of our capital stock, or the aggregate stock ownership limit.  For purposes of determining the percentage ownership of our capital stock by any person, warrants and rights to acquire capital stock that are treated as owned by that person are deemed outstanding.  The value and number of the outstanding shares of our common stock and the value of the outstanding shares of capital stock will be determined by the board of directors in good faith, which will be conclusive for all purposes.  We refer to these restrictions as the “ownership limits.” In addition, except as a person may be exempted by our board of directors, no person may own capital stock either actually or constructively to the extent that such ownership would cause us to actually or constructively own 10% or more of the ownership interests of any of our tenants or customers.  We refer to this as the “tenant limitation.”

Subject to various conditions and limitations, our board of directors has granted exemptions from the ownership limits to certain real estate funds affiliated with The Carlyle Group, or Carlyle, and their affiliates and to certain other stockholders.

Our charter also prohibits (a) any person from actually, beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT and (b) any transfer of our stock if the transfer would result in our stock being beneficially owned by fewer than 100 persons.  Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of these restrictions, or who is the intended transferee of shares of our stock that are transferred to the trust as described below, must give us contemporaneous written notice or, in the case of a proposed or attempted transaction, at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT.

The restrictions on ownership and transfer of our capital stock described above became effective with respect to our common stock upon the completion of our initial public offering, and we expect they will become effective with respect to any other series of capital stock upon the completion of that offering and, in each case, will not apply if our board of directors determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Our board of directors may, in its sole discretion, prospectively or retroactively, exempt a person from one or any of the ownership limits and/or tenant limitation.  However, our board of directors may not exempt any person whose actual, beneficial or constructive ownership of our outstanding stock would result in our failing to qualify as a REIT.  Prior to granting an exemption our board of directors may require the person seeking an exemption to make certain representations and undertakings or to agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust described below.  Our board of directors may also require a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel in order to determine or ensure our status as a REIT and may impose any conditions or restrictions on an exemption as it deems appropriate.

Any attempted transfer of our stock that, if effective, would result in our stock being owned by fewer than 100 persons will be null and void and the intended transferee shall acquire no rights in such shares.  Any attempted transfer of our stock which, if effective, would result in a violation of either of the ownership limits or tenant limitation, our being “closely held” under Section 856(h) of the Code (without regard to whether the interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT will cause the number of shares of stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares of stock.  The automatic transfer will be effective as of the close of business on the business day prior to the date of the attempted transfer or other event that resulted in the transfer to the trust.  If a transfer to the trust does not occur or is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the restrictions on ownership and transfer of our stock will be null and void and the intended transferee shall acquire no rights in such shares.

Shares of our stock held in the trust will be issued and outstanding.  The proposed transferee shall have no rights in the shares held by the trustee.  The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust, and will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust.  The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust.  These rights will be exercised by the trustee of the trust for the exclusive benefit of the charitable beneficiary.  Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trustee must be paid by the recipient to the trustee upon demand.  Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.  Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary.  Subject to Maryland law, the trustee may (i) rescind as void any vote cast by the proposed transferee prior to our discovery that the shares of our stock have been transferred to the trustee and (ii) recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.  However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the trust, the trustee must sell the shares of stock to a person designated by the trustee whose ownership of the stock will not violate any of the foregoing restrictions on ownership and transfer of our stock.  Upon the sale, the interest of the charitable beneficiary in the stock sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows.  The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares of stock or, if the proposed transferee did not give value for the shares of stock in connection with the event causing the shares of stock to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares of stock, which will generally be the last sale price of our stock reported on the NYSE, on the day of the event that resulted in the transfer of such stock to the trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of the sale) from the sale or other disposition of the stock.  The trustee may reduce the amount payable to the proposed transferee by the amount of any dividends or other distributions that we paid to the proposed transferee before we discovered that the shares of stock had been transferred to the trust and that is owed by the proposed transferee to the trustee as described above.  Any net sale proceeds in excess of the amount payable to the proposed transferee must be paid immediately to the charitable beneficiary.  If, prior to our discovery that shares of stock have been transferred to the trust, the shares of stock are sold by the proposed transferee, then (i) the shares of stock will be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares of our stock that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price of the shares at the time of the devise or gift) and (ii) the market price, on the date we, or our designee, accept the offer.  We may reduce the amount payable to the proposed transferee by the amount of any dividends or other distributions that we paid to the proposed transferee and are owed by the proposed transferee to the trustee as described above, and we may pay such amount to the trustee for distribution to the charitable beneficiary.  We may accept the offer until the trustee has sold the stock.  Upon a sale to us, the interest of the charitable beneficiary in the stock sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee.

Any certificates representing shares of our stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares of our stock, will bear a legend referring to the restrictions described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our outstanding stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held.  Each such owner must provide us with any additional information we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our status as a REIT and to ensure compliance with the common stock ownership limit and the aggregate stock ownership limit.  In addition, each stockholder must, upon demand, provide us with such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

The board of directors has determined that the restrictions on transferability and ownership of shares of stock are necessary and advisable for us to qualify as a REIT.  The charter provides that the current restrictions may be modified by our board of directors, without a stockholder vote, provided that (a) the board of directors determines that such modification is necessary or advisable to assist us in qualifying as a REIT as a result of a change in the provisions of the Code or any regulation thereunder, published ruling or interpretation of such provisions or regulations relating to requirements to qualify as a REIT; (b) upon such determination, the board of directors will adopt a resolution setting forth such modification; and (c) we will file a certificate of notice with the State Department of Assessments and Taxation of Maryland that sets forth the modification.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for the capital stock or that our stockholders might otherwise believe is in their best interests.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

The following summary of certain provisions of MGCL and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws.

Board of Directors

Our charter provides that the number of directors may be increased or decreased by a majority vote of our entire board of directors pursuant to our bylaws, but shall never be less than the minimum number required by the MGCL.  Our bylaws provide a majority of our entire board may increase or decrease the number of directors, provided that the number of directors may not be decreased to fewer than the minimum number required under the MGCL, which is one, nor increased to more than 15.  Any and all vacancies on our board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, except that a vacancy resulting from an increase in the size of the board of directors must be filled by a majority vote of the entire board of directors, and any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Our bylaws require that nominees for director, whether for election by the stockholders or by the board of directors, shall include such number of individuals as are entitled to be nominated pursuant to the Amended and Restated Agreement of Limited Partnership of CoreSite, L.P.  Each of our directors will be elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.  A plurality of all votes cast on the matter at a meeting of stockholders at which a quorum is present is sufficient to elect a director.  The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of Directors

Our charter provides that, subject to any rights of our preferred stockholders to elect or remove one or more of our directors, a director may be removed with or without cause only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Business Combinations

Under Maryland law, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include, among other things, a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.

An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority voting requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.  As permitted by statute, we have opted out of the business combination provisions of the MGCL by resolution of our board of directors.  However, our board of directors may opt into these provisions if approved by our stockholders by the affirmative vote of a majority of votes cast and with the consent of the Carlyle real estate funds or their affiliates, provided that such consent of the Carlyle entities will not be required if at such time, they own less than 10% of our outstanding common stock (assuming all operating partnership units are exchanged for common stock).

If the foregoing resolution is rescinded, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating an offer.

Control Share Acquisitions

Maryland law provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to such shares except to the extent approved by at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, but excluding the acquiring person, officers and employees who are directors of the corporation.  Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation.  A control share acquisition means the direct or indirect acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the holder of the shares acquired or proposed to be acquired.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of our company to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of the holders of the shares are considered and not approved.  If voting rights for the holder of the control shares are approved at a stockholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction, or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock.  However, our board of directors may opt into these provisions if approved by our stockholders by the affirmative vote of a majority of votes cast and, as it would apply to the Carlyle real estate funds or their affiliates, with the Carlyle real estate funds or their affiliates’ consent, provided that the consent of the Carlyle entities will not be required if at such time they own less than 10% of our outstanding common stock (assuming all operating partnership units are exchanged for common stock).

There can be no assurance that, subject to the approval of our stockholders, this provision will not be amended or eliminated at any time in the future by our board of directors.

Amendment to our Charter and Bylaws

In general, our charter may be amended if an amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.  Our bylaws provide our stockholders, to the same extent as our board of directors, the power to amend our bylaws if such amendment is approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

Dissolution of our Company

The dissolution of our company must be approved by the affirmative vote of a majority of our entire board of directors and our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that nominations of individuals for election to our board of directors and proposals of other business to be considered at any annual meeting of our stockholders must be made (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by any stockholder who was a stockholder of record both at the time of notice required by our bylaws and at the time of the meeting, is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and has complied with the advance notice requirements of, and provided the information and certifications required by, our bylaws.

Only the business specified in our notice of the meeting may be brought before a special meeting of our stockholders.  Nominations of individuals for election as directors at a special meeting of stockholders must be made (i) by or at the direction of our board of directors, (ii) by a stockholder that has requested a special meeting be called for the purpose of electing directors in accordance with our bylaws and that has supplied the information required by our bylaws or (iii) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of notice required by our bylaws and the time of the special meeting, is entitled to vote at the meeting in the election of each individual so nominated and has complied with the advance notice requirements of, and provided the information and certifications required by, our bylaws.

Special Meetings of Stockholders

Our Chairman, Chief Executive Officer, President, board of directors or any three members of the board of directors may call special meetings of our stockholders.  Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our Secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting and containing the information and certifications required by our bylaws.  Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our Secretary is required to prepare and mail the notice of the special meeting.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in such charter or bylaws, to any or all of five provisions of the MGCL, which provide for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority vote requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) vest in our board of directors the exclusive power, subject to the limitations described above, to fix the number of directors, by vote of a majority of the entire board of directors, and (2) require, unless called by our Chairman of our board of directors, our Chief Executive Officer, our President, our board of directors or any three members of our board of directors, the request of stockholders entitled to cast a majority of votes entitled to be cast on a matter at the meeting to call a special meeting to act on the matter.  We have not elected to create a classified board.  In the future, our board of directors may elect, without stockholder approval, to create a classified board or elect to be subject to any of the other provisions of Subtitle 8.